CONTACT:	- OR -	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

New York, NY - November 8, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the third quarter and nine months ended September 30, 2005. For the quarter ended September 30, 2005, the net loss attributable to common shareholders was $4,595,000, or $.17 per share, based on 27,582,802 weighted average shares, compared to a net loss attributable to common shareholders of $4,828,000, or $.18 per share, based on 26,252,602 weighted average shares, for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, the net loss attributable to common shareholders was $13,308,000, or $.49 per share, based on 27,327,022 weighted average shares, compared to a net loss attributable to common shareholders of $11,432,000, or $.44 per share, based on 26,106,480 weighted average shares for the nine months ended September 30, 2004. During both the three and nine months ended September 30, 2005, costs incurred related to the Company’s fuel cell technologies increased as the Company continued to refine its Power Pack products and prepare for commercial production.

"Cash expenditures for operations for the quarter were about $3.4 million, which is lower than the approximately $4.4 expended in the prior quarter," said Robert K. Lifton, Chairman & CEO of Medis Technologies, "while the capital expenditures were $668,000 compared to $755,000 for the prior quarter. Looking forward, however, we expect funds used for capital expenditures to increase at a significant rate, beginning with our next report for the fourth quarter as we continue building the automated line as well as the semi-automated line for making our Power Packs. In October, we made the down payment of about $1.7 million to Ismeca under the contract with them, which represented 15% of the total contract price of $11 million. During 2006, we expect to make additional payments to Ismeca as they meet the contract milestones. We also expect to pay for the fuel line being established in Ireland to produce the fuel for our Power Packs and the framing technology established in Ireland for framing the electrodes that will be made in Israel and shipped to Ireland, all to be managed by Celestica. As of September 30, 2005, we had a total of approximately $53,400,000 in cash and cash equivalents and short term investments, as well as an unused $7,000,000 revolving credit line. As of that date, the potential proceeds from in-the-money options and warrants amounted to $10,500,000, although there is no assurance that they will be exercised. We believe that these amounts should be sufficient to pay for the remaining expected capital expenditures as well as cover our normal operating expenditures at the present rate, including interest on our loans, for some two years. During that time, we expect to be generating revenues, earnings and cash flow.

Company Plans to Produce 100,000 Power Packs in 2006

As reported earlier, the contract with Ismeca calls for them to deliver a complete, fully tested, automated line capable of producing 1.5 million Power Packs per month in December 2006 to Celestica’s facility in Ireland, with a view to being ready for production in the first quarter of 2007. At the same time, we have been moving forward with our semi-automated production operations in Israel. We want to be in a position to use that source to produce at least 100,000

Medis Technologies Ltd. November 8, 2005	Page 2

Power Packs during 2006 which are in all important respects the same as the units to be made on the automated line. Those 100,000 Power Packs are planned to be used for carrying out our program to build demand for the products to come off the large scale automated line. Our program includes using units for sales to mobile operators and OEM’s for trial programs; for introduction of our product to military, homeland security and state and city governments; for making units available to opinion makers, business, government and media; for certifying the Power Packs for safety; and for sale to consumers in various retail and on-line markets. Let me describe each of these in more detail.

Deliveries to Mobile Operators and OEMs for Trial Programs

A key element in our program is to deliver Power Packs to mobile operators in the US, Europe and other parts of the world for them to use in trial programs. For example, we are suggesting to mobile operators we are in contact with that they provide Power Packs to thousands of their sales people who call on their enterprise market customers. We believe that those sales people showing their working Power Packs to the Chief Information Officers or Chief Technology Officers of their business customers will help create a demand from those customers which will be reflected in the response to our product by the mobile operators. We also will look to deliver a limited number of Power Packs to certain OEMs for them to test market and consider packaging them with their devices.

Military, Homeland Security, State and City Governments

We plan to deliver Power Packs to General Dynamics’ C4 Systems pursuant to a purchase order for demonstrations and delivery by them to key military outlets with particular focus on use for secure GSM phones and unmanned sensors. We have also identified vendors of products to the military markets that would benefit from the ability to provide a power source to enable their products to provide a broader range of performance.

We are also looking to C4 Systems to market our Power Packs to the U.S. Department of Homeland Security and other governmental agencies for uses by police, fire fighters, first responders to disaster areas and other personnel who will want the availability of long term power for their cell phones and other communication devices.

Opinion Makers

We believe that opinion makers worldwide will be pleased and excited at the historical opportunity for them to have and use the first consumer fuel cell product for portable electronic devices, after all the years of hope and promise about fuel cells. We plan to give out Power Packs to opinion makers who are CEO’s and senior managers of the broad array of companies who can use or sell our Power Packs. This includes, of course, mobile operators and retail establishments that carry electronic devices. We also intend to give out Power Packs to well-placed government officials in different countries, including members of the current U.S. Administration, members of our Congress and their counterparts in other countries.

We have already been seeing increased press coverage as we demonstrate our Power Packs at shows, like the CTIA show in September in San Francisco and the CES show coming up in January, 2006. We also plan to give Power Packs to key members of the media, both press, TV and Internet, particularly those who review new products in the electronic device field.

Certifying for Safety

In the first part of 2006, we plan to submit commercial Power Pack units for certification for safety to Underwriters Laboratories (UL), which certifies many consumer products for the US market, and other appropriate certifying organizations for other markets.

Medis Technologies Ltd. November 8, 2005	Page 3

Retail Sales

Our objective is to have thousands of Power Packs available for sale in a small number of selected stores starting in the “back to school” season in the fall of 2006 and building up to Christmas sales. We believe that early adopters, “techies” and heavy users of mobile devices may be willing to pay a premium to have the Power Packs in 2006, rather than wait for a lower price in 2007 when the Power Packs are expected to come off the automated line. To accomplish that part of our program, we are looking for our retail distributors to start contacting their customers, which include big box stores, drug stores, convenience stores, airport shops and military PX’s to demonstrate the Power Pack. We are asking them to work with their customers to select a limited number of stores in which to sell Power Packs to help build demand momentum for our large scale product release in 2007 when we are able to provide many more units at a lower price. We are taking a similar approach for OEM’s and other specialty sales operations that have internet outlets.

This is an ambitious program, to be sure. But it is also one that sparks the enthusiasm of our Medis Team, and all of us and our suppliers and subcontractors are committed to its success.”

Management will also conduct a conference call on Tuesday, November 8, 2005 at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 888-743-9491 (Domestic) or 706-679-0886 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call. A recorded replay of the call will be available until 11:59 p.m. Eastern Time on Tuesday, November 15, 2005. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 9665817 for the replay.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. November 8, 2005	Page 4

MEDIS TECHNOLOGIES LTD.
SUMMARY OF RESULTS
September 30, 2005
(In thousands, except per share amounts)
(See notes below)

Statements of	Three Months	Three Months	Nine Months	Nine Months
Operations Data	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

R&D costs, net	$2,359	$2,686	$6,402	$8,976
SG&A expenses	1,795	1,554	4,350	3,995
Amortization of Intangible assets	52	52	156	156
Operating loss	(4,206)	(4,292)	(10,908)	(13,127)
Other income (expense), net	49	(303)	147	(181)
Net loss	$(4,157)	$(4,595)	$(10,761)	$(13,308)
Value of warrants issued or extended	(671)	—	(671)	—
Net loss attributable to common shareholders	$(4,828)	$(4,595)	$(11,432)	$(13,308)
Net loss per share - basic and diluted	$(.18)	$(.17)	$(.44)	$(.49)

Weighted-average common shares used in computing basic and diluted net loss per share	26,253	27,583	26,106	27,327

	December 31,	September 30,
Selected Balance Sheet Data	2004	2005

		(Unaudited)

Cash and cash equivalents	$15,758	$42,892
Short-term investments	—	10,500
Working capital	12,721	49,060
Property and equipment, net	3,493	6,585
Goodwill and intangible assets, net	58,877	58,721
Total assets	79,773	123,892
Convertible Senior Notes, net	—	48,744
Other long-term liabilities	2,386	2,205
Stockholders’ equity	73,863	67,644

Medis Technologies Ltd. November 8, 2005	Page 5

NOTES

In July and August 2005, the Company issued $49,000,000 aggregate principal amount of 6% Senior Convertible Notes due 2010 in a private placement, less issuance costs aggregating approximately $3,146,000 million. Interest on such notes is payable quarterly. The notes were issued at par. The notes will not have the benefit of any sinking fund and are convertible prior to maturity or redemption into shares of our common stock at a conversion rate of 57.8035 shares per $1,000 principal amount of notes (or an initial conversion price of $17.30 per share). The notes are callable by the Company after two years if the closing price of our stock for at least 20 trading days within a period of 30 consecutive trading days immediately prior to the notification date of such redemption exceeds $27.68, subject to adjustment. Of the total $49,000,000 aggregate principal amount of notes issued, $7,000,000 aggregate principal amount of notes were issued pursuant to the exercise of a 30-day option that was granted to the underwriters in connection with the issuance of the first $38,000,000 aggregate principal amount of notes. The remaining $4,000,000 aggregate principal amount of notes were issued and sold directly to a group of affiliated investors in a private placement.

In April 2005, the Company issued 83,543 shares of its common stock in a private placement to an accredited investor for proceeds of approximately $1,000,000.

In January 2005, the Company issued 50,000 shares of its common stock in a private placement to an accredited investor for proceeds of approximately $700,000.

From January 1 through September 30, 2005, the Company issued 359,500 shares of its common stock pursuant to the exercise of stock options granted under its 1999 Stock Option Plan, as amended (including 250,000 shares exercised by the Company’s Chief Executive Officer, its President and its Executive Vice President), for aggregate proceeds of approximately $2,835,000 (of which $60,000 were received subsequent to September 30, 2005).

From January 1 through September 30, 2005, the Company issued 163,048 shares of its common stock pursuant to the exercise of warrants (including 65,000 shares exercised by a corporation beneficially owned by the Company’s Chief Executive Officer and its President), at exercise prices ranging from $5.41 to $9.60 per share, for aggregate proceeds of approximately $1,561,000.

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements (“interim statements”) as of September 30, 2005. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2004 and the year then ended, together with the accompanying notes.

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